THIS WARRANT AND THE SECURITIES ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS.

THIS WARRANT IS SUBJECT TO AGREEMENTS, COVENANTS AND RESTRICTIONS IN REGARD TO THE TRANSFER THEREOF AS PROVIDED IN THE PROVISIONS OF THAT CERTAIN SECURITIES PURCHASE AGREEMENT DATED AS OF FEBRUARY 12, 2003 BY AND BETWEEN THE COMPANY AND WARBURG PINCUS PRIVATE EQUITY VIII, L.P., A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE SECRETARY OF THE COMPANY.

WELLMAN, INC.

Common Stock Purchase Warrant

Wellman, Inc., a Delaware corporation (the "Company"), hereby certifies that, for value received, Warburg Pincus Private Equity VIII, L.P. ("Warburg"), or its assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at any time and from time to time during the period beginning on June 27, 2003 and ending on June 27, 2010 (the "Expiration Date"), in whole or in part, an aggregate of 1,250,000 fully paid and non-assessable shares of the Common Stock of the Company at a purchase price, subject to the provisions of Paragraph 3 hereof, of $11.25 per share (the "Purchase Price"). The Purchase Price and the number and character of such shares are subject to adjustment as provided below, and the term "Common Stock" shall mean, unless the context otherwise requires, the stock or other securities or property at the time deliverable upon the exercise of this Warrant. This Warrant is herein called the "Warrant."

EXERCISE OF WARRANT. The purchase rights evidenced by this Warrant shall be exercised by the Holder surrendering this Warrant, with the form of subscription at the end hereof duly executed by the Holder, to the Company at its office in 595 Shrewsbury Avenue, Shrewsbury, NJ 07702, accompanied by payment, of an amount (the "Exercise Payment") equal to the Purchase Price multiplied by the number of shares being purchased pursuant to such exercise, payable as follows: (i) by payment to the Company in cash, by certified or official bank check, or by wire transfer of the Exercise Payment, (ii) by surrender to the Company for cancellation of securities of the Company having a Market Price (as hereinafter defined) on the date of exercise equal to the Exercise Payment; or (c) by a combination of the methods described in clauses (a) and (b) above. In lieu of exercising the Warrant, the holder may elect to receive a payment, payable by the Company to the Holder only in shares of Common Stock, valued at the Market Price on the date of exercise, equal to the difference between (i) the Market Price on the date of exercise multiplied by the number of shares as to which the Warrant is then being exercised and (ii) the Exercise Payment with respect to such shares. For purposes hereof, the term "Market Price" shall mean, with respect to any day, the volume weighted average closing price of a share of Common Stock for the 20 consecutive trading days preceding such day on the principal national securities exchange on which the shares of Common Stock or securities are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such 20 trading day period in the over-the-counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the National Association of Securities Dealers, Inc. ("NASD") selected by the Company or, if the shares of Common Stock or securities are not publicly traded, the fair market value thereof determined jointly by the Company and the Holder; provided, however, that if such parties are unable to reach agreement within a reasonable period of time, the fair market value shall be determined in good faith by the independent investment banking firm selected jointly by the Company and the Holder or, if that selection cannot be made within 20 days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules. In no event may this Warrant be exercised at any time after the Expiration Date.

1.1 Partial Exercise. This Warrant may be exercised for less than the full number of shares of Common Stock, in which case the number of shares receivable upon the exercise of this Warrant as a whole, and the sum payable upon the exercise of this Warrant as a whole, shall be proportionately reduced. Upon any such partial exercise, the Company at its expense will forthwith issue to the Holder a new Warrant or Warrants of like tenor calling for the number of shares of Common Stock as to which rights have not been exercised, such Warrant or Warrants to be issued in the name of the Holder hereof or his or its nominee.

2. DELIVERY OF STOCK CERTIFICATES ON EXERCISE. As soon as practicable after the exercise of this Warrant and payment of the Purchase Price, and in any event within ten (10) days thereafter, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder a certificate or certificates for the number of fully paid and non-assessable shares or other securities or property to which the Holder shall be entitled upon such exercise, plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash in an amount determined in accordance with Paragraph 3.8 hereof. The Company agrees that the shares so purchased shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid.

3. ANTI-DILUTION PROVISIONS AND OTHER ADJUSTMENTS. In order to prevent dilution of the rights granted hereunder, the Purchase Price shall be subject to adjustment from time to time in accordance with this Paragraph 3. Upon each adjustment of the Purchase Price pursuant to this Paragraph 3, the registered Holder of this Warrant shall thereafter be entitled to acquire upon exercise, at the Purchase Price resulting from such adjustment, the number of shares of Common Stock obtainable by multiplying the Purchase Price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable immediately prior to such adjustment and dividing the product thereof by the Purchase Price resulting from such adjustment.

3.1 Adjustment for Issue or Sale of Common Stock at Less than New Security Market Price. Except as provided in Paragraph 3.4 below, if and whenever on or after the date hereof, the Company shall issue or sell, or shall in accordance with subparagraphs 3.1(1) to (9), inclusive, be deemed to have issued or sold any shares of its Common Stock for a consideration per share less than the New Security Market Price immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale or if such issue or sale is pursuant to any contract or agreement (excluding Options (as defined below)), the New Security Market Price as of the date the Company became legally bound to issue or sell (the "Triggering Transaction"), the Purchase Price in effect immediately prior to the time of such Triggering Transaction shall (subject to subparagraphs 3.1(1) to (9)) be reduced to the Purchase Price (calculated to the nearest tenth of a cent) determined by multiplying the Purchase Price in effect immediately prior to the time of such Triggering Transaction by a fraction, the numerator of which shall be the sum of (x) the Number of Shares Outstanding immediately prior to such Triggering Transaction multiplied by the New Security Market Price immediately prior to such Triggering Transaction plus (y) the consideration received by the Company upon such Triggering Transaction, and the denominator of which shall be the product of (x) the Number of Shares Outstanding immediately prior to such Triggering Transaction plus the number of shares issued or deemed to be issued pursuant to subparagraphs 3.1(1) to (9) in such Triggering Transaction, multiplied by (y) the New Security Market Price immediately prior to such Triggering Transaction.

For purposes of this Paragraph 3.1, (A) the term "New Security Market Price" shall mean, with respect to any day, the volume weighted average price of a share of Common Stock for the trading day preceding such day on the principal national securities exchange on which the shares of Common Stock or securities are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices for such trading day in the over-the-counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the NASD selected by the Corporation or, if the shares of Common Stock or securities are not publicly traded, the Private Value; and (B) the term "Number of Shares Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon conversion or exercise in full of all Convertible Securities and Options, each as defined below (including Convertible Securities and Options outstanding on the date hereof or hereinafter issued) whether or not the Convertible Securities or Options are convertible into or exercisable for Common Stock at such time, but shall not include (a) any shares of Common Stock or Convertible Securities in the treasury of the Corporation or held for the account of the Corporation or any of its Subsidiaries, (b) any shares of Common Stock issued or reserved for issuance under stock option, restricted stock, retirement or executive ownership plans to the extent that such shares or Options to purchase such shares are issued or granted after the date hereof and (c) prior to the occurrence of a Conversion Event (as defined in the terms of such Notes or such Series A Preferred Stock or Series B Preferred Stock), any shares of Common Stock issuable upon conversion of the Notes or the Series A Preferred Stock and the Series B Preferred Stock issued pursuant to the Purchase Agreement (as defined below).

For purposes of determining the adjusted Purchase Price under this Paragraph 3.1, the following subsections (1) to (9), inclusive, shall be applicable:

        In case the Company at any time after the date hereof shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities) shall be less than the New Security Market Price immediately prior to the time of the granting of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options (including, without limitation, by reason of accretion or accrual of interest or dividends), or, in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities, shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued and sold by the Company for such price per share. No adjustment of the Purchase Price shall be made upon the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options, except as otherwise provided in subparagraph (3) below.
        In case the Company at any time after the date hereof shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the New Security Market Price immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Company for such price per share. No adjustment of the Purchase Price shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in subparagraph (3) below.
        If the additional consideration payable upon the exercise of any Options referred to in subparagraph (1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraphs (1) or (2), or the rate at which any Convertible Securities referred to in subparagraph (1) or (2) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions providing for a weighted average anti-dilution adjustment, whether based on issuances at below the applicable conversion or exercise price or below market value), the Purchase Price in effect at the time of such change shall forthwith be readjusted to the Purchase Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.
        On the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities as to which an adjustment to the Conversion Price was made pursuant to paragraph (1) or (2) above, the Purchase Price then in effect hereunder shall forthwith be increased to the Purchase Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.
        In case any Options shall be issued in connection with the issue or sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for the consideration determined in good faith by the Board of Directors of the Company (the "Board of Directors") to be attributable to such Options.
        In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration as determined in good faith by the Board of Directors. In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Company is the surviving corporation (including the assumption or exchange of Options and Convertible Securities of the non-surviving corporation), the amount of consideration received by the Company therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as shall be attributed by the Board of Directors in good faith to such Common Stock, Options or Convertible Securities, as the case may be. The consideration received by the Company in connection with the issuance and sale or deemed issuance and sale of any Common Stock, Options or Convertible Securities shall be computed based upon the total consideration received or determined to be received by the Company in accordance with the terms hereof before giving effect to any customary underwriting discounts or commissions, placement agency fees or other customary transaction expenses typically borne by an issuer but after giving effect to any other discounts or fees.
        The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Paragraph 3.1.
        In case the Company shall declare a dividend or make any other distribution upon the stock of the Company payable in Options or Convertible Securities, then any Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.
        For purposes of this Paragraph 3.1, in case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

        3.2 Subdivisions and Combinations. In case the Company shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a dividend on its outstanding Common Stock payable in shares of Common Stock, the Purchase Price in effect immediately prior to such dividend or subdivision shall be proportionately reduced by the same ratio as the subdivision or dividend. In case the Company shall at any time combine its outstanding Common Stock, the Purchase Price in effect immediately prior to such combination shall be proportionately increased by the same ratio as the combination.

        3.3 Reorganization, Reclassification, Consolidation, Merger or Sale of Assets. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with or into another person, or the sale of all or substantially all of its assets to another person shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby each Holder shall have the right to acquire and receive, upon exercise of this Warrant, such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of the Common Stock as would have been received upon exercise of this Warrant at the Purchase Price then in effect. The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor person (if other than the Company) resulting from such consolidation or merger or the person purchasing such assets shall assume by written instrument mailed or delivered to the Holder at the last address of the Holder appearing on the books of the Company, the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase. Notwithstanding the foregoing, in the event of any consolidation or merger of the Company with another person in which all outstanding shares of Common Stock are converted into the right to receive cash, the Company shall have the right to extinguish the Warrant upon the consummation of such consolidation or merger if the holder of the Warrant is entitled to receive upon such consummation, in respect of each share of Common Stock for which the Warrant is then exercisable, the same amount (net of the Purchase Price) in cash as a holder of a share of Common Stock will receive in such transaction.

        3.4 No Adjustment for Exercise of Certain Options, Warrants, Etc. The provisions of this Paragraph 3 shall not apply to the following shares of Common Stock issued, issuable or deemed outstanding under subparagraphs 3.1(1) to (9) inclusive: (i) shares of Common Stock issued or issuable upon (A) conversion of (x) the Company's notes (the "Notes") (and including any cash payment for Excess Shares (as such term is defined in the Notes)), (y) the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") or (z) the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock"), and (B) the exercise of these Warrants, in each case issued or issuable under the Securities Purchase Agreement dated as of February 12, 2003 between the Company and Warburg (the "Purchase Agreement"), (ii) other warrants to purchase Common Stock issued or issuable to the Holder pursuant to the Purchase Agreement and the Common Stock issuable upon exercise thereof, (iii) warrants issued to lenders of non-convertible debt and the Common Stock issuable upon exercise thereof; provided such warrants do not exceed, in the aggregate, 5% of the issued and outstanding shares of Common Stock and the terms thereof have been approved by the Board of Directors, (iv) shares of Common Stock issued as consideration for bona fide acquisitions, mergers, joint ventures or similar transactions, provided that the terms thereof are approved by the Board of Directors, (v) shares of Common Stock issued or issuable pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of the employees, directors or consultants of the Company or its subsidiaries, duly adopted by the Board of Directors and (vi) shares of Common Stock issued in a bona fide underwritten public offering underwritten by a nationally recognized investment bank pursuant to an effective registration under the Securities Act of 1933, as amended, or any similar statute then in force.

        3.5 Notices of Record Date, Etc. In the event that:

        (1) the Company shall declare any cash dividend upon its Common Stock other than the Company's regular quarterly cash dividend, or

        (2) the Company shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock, or

        (3) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

        (4) there shall be any (i) consolidation, merger, reorganization or other form of acquisition of or by the Company in which the Company's stockholders immediately prior to the transaction retain less than 50% of the voting power or economic interest in the surviving or resulting entity (or its parent) or (ii) the sale of the Company's assets in excess of a majority of the Company's assets (valued at fair market value as determined in good faith by the Board of Directors), or

        (5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

        then, in connection with such event, the Company shall give to the Holder:

          at least twenty (20) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and
          in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the Holder at the address of the Holder as shown on the books of the Company.

3.6 Grant, Issue or Sale of Options, Convertible Securities, or Rights. If at any time or from time to time on or after the date of issuance hereof and prior to the Expiration Date, the Company shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock and such grants, issuances or sales do not result in an adjustment of the Purchase Price under Paragraph 3.1 hereof, then the Holder shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such Holder shall be entitled under Paragraph 3.5) and upon the terms applicable to such Purchase Rights either:

(i) the aggregate Purchase Rights which the Holder could have acquired if it had held the number of shares of Common Stock acquirable upon exercise of this Warrant immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising Holder as soon as possible after such exercise and it shall not be necessary for the Holder specifically to request delivery of such rights; or

(ii) in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Stock or the amount of property which the Holder could have acquired upon such exercise at the time or times at which the Company granted, issued or sold such expired Purchase Rights.

3.7 Adjustment by Board of Directors. If any event occurs as to which, in the opinion of the Board of Directors, the provisions of this Paragraph 3 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holder in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Purchase Price as otherwise determined pursuant to any of the provisions of this Paragraph 3 except in the case of a combination of shares of a type contemplated in Paragraph 3.2 and then in no event to an amount larger than the Purchase Price as adjusted pursuant to Paragraph 3.2.

3.8 Fractional Shares. The Company shall not issue fractions of shares of Common Stock upon exercise of this Warrant or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this Paragraph 3.8, be issuable upon exercise of this Warrant, the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to such fraction, calculated to the nearest one-hundredth (1/100) of a share, multiplied by the New Security Market Price for the Common Stock.

3.9 Officers' Statement as to Adjustments. Whenever the Purchase Price shall be adjusted as provided in Paragraph 3 hereof, the Company shall forthwith file at each office designated for the exercise of this Warrant, a statement, signed by the President, any Vice President or Treasurer of the Company, showing in reasonable detail the facts requiring such adjustment and the Purchase Price that will be effective after such adjustment. The Company shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to the record Holder at his or its address appearing on the stock register. If such notice relates to an adjustment resulting from an event referred to in Paragraph 3.5, such notice shall be included as part of the notice required to be mailed and published under the provisions of Paragraph 3.5 hereof.

4. NO DILUTION OR IMPAIRMENT. The Company will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment. Without limiting the generality of the foregoing, the Company will not increase the par value of any shares of stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and at all times will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable stock upon the exercise of this Warrant.

5. RESERVATION OF STOCK, ETC., ISSUABLE ON EXERCISE OF WARRANTS. The Company shall at all times reserve and keep available out of its authorized but unissued stock, solely for the issuance and delivery upon the exercise of this Warrant and other similar Warrants, such number of its duly authorized shares of Common Stock as from time to time shall be issuable upon the exercise of this Warrant and all other similar Warrants at the time outstanding.

6. REPLACEMENT OF WARRANT. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to it, or (in the case of mutilation) upon surrender and cancellation thereof, the Company will issue, in lieu thereof, a new Warrant of like tenor.

7. REMEDIES. The Company stipulates that the remedies at law of the Holder in the event of any default by the Company in the performance of or compliance with any of the terms of this Warrant may not be adequate, and that the Holders shall have the right to seek to have the same specifically enforced.

8. NEGOTIABILITY, ETC. This Warrant is issued upon the following terms, to all of which each taker or owner hereof consents and agrees:

8.1 Subject to (i) the legend appearing on the first page hereof and (ii) Sections 7.1 and 7.4 of the Purchase Agreement, title to this Warrant may be transferred by endorsement (by the Holder executing the form of assignment at the end hereof including guaranty of signature) and delivery in the same manner as in the case of a negotiable instrument transferable by endorsement and delivery.

8.2 Any person in possession of this Warrant properly endorsed is authorized to represent himself as absolute owner hereof and is granted power to transfer absolute title hereto by endorsement and delivery hereof to a bona fide purchaser hereof for value; each prior taker or owner waives and renounces all of his equities or rights in this Warrant in favor of every such bona fide purchaser, and every such bona fide purchaser shall acquire title hereto and to all rights represented hereby.

8.3 Until this Warrant is transferred on the books of the Company, the Company may treat the registered Holder as the absolute owner hereof for all purposes without being affected by any notice to the contrary.

8.4 Prior to the exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder of the Company with respect to shares for which this Warrant shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

8.5 The Company shall not be required to pay any Federal or state transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of this Warrant or the issuance or conversion or delivery of certificates for Common Stock in a name other than that of the registered Holder or to issue or deliver any certificates for Common Stock upon the exercise of this Warrant until any and all such taxes and charges shall have been paid by the Holder or until it has been established to the Company's satisfaction that no such tax or charge is due.

9. TERMINATION OF WARRANT. Upon a termination of the Purchase Agreement in accordance with its terms, this Warrant shall automatically terminate without any further action on the part of the Holder or the Company if, at the time of such termination of the Purchase Agreement, there has been no Initial Closing (each as defined in the Purchase Agreement) and either (i) the conditions set forth in Section 6.1(f), 6.2(a) or 6.2(b) of the Purchase Agreement, or (ii) the conditions set forth in Section 6.1(k) or 6.1(l) of the Purchase Agreement as a result of a failure to satisfy the condition set forth in paragraph IV(f) of the Summary of Terms and Conditions attached as Schedule 1.21 to the Purchase Agreement, shall not have been satisfied or waived.

10. SUBDIVISION OF RIGHTS. This Warrant (as well as any new warrants issued pursuant to the provisions of this paragraph) is exchangeable, upon the surrender hereof by the Holder, at the principal office of the Company for any number of new warrants of like tenor and date representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder.

11. MAILING OF NOTICES, ETC. All notices and other communications from the Company to the Holder shall be mailed by first-class certified mail, postage prepaid, to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing.

12. HEADINGS, ETC. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

13. CHANGE, WAIVER, ETC. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

14. GOVERNING LAW. THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

WELLMAN, INC. By/s/Keith R. Phillips Chief Financial Officer

Dated: June 27, 2003

Attest:
By/s/Audrey Goodman
Treasurer

[To be signed only upon exercise of Warrant]

EXERCISE NOTICE

Wellman, Inc.
595 Shrewsbury Avenue
Shrewsbury, NJ 07702

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant to purchase shares of Common Stock, par value $0.001 per share, issued by Wellman, Inc. and held by the undersigned, the original of which is attached hereto, and (check the applicable box):

    Tenders herewith payment of the Exercise Payment (as defined in the Warrant) in full in the form of cash, certified check, official bank check or wire transfer or check in the amount of $__________________ for _______________ shares of such securities.

    Confirms that payment of the Exercise Payment (as defined in the Warrant) in full by means of a wire transfer in the amount of $__________________ for _______________ shares of such securities has been made to the Company.

    Elects to surrender to the Company for cancellation securities of the Company having Market Price (as defined in the Warrant) on the date hereof equal to the Exercise Payment for ________ shares of such Common Stock as to which the Warrant is being exercised.

    Elects to receive that number of shares of Common Stock (valued at the Market Price on the date hereof) equal to the difference between the Market Price (as defined in the Warrant), multiplied by the number of shares as to which the Warrant is being exercised and the Exercise Payment (as defined in the Warrant) with respect to such shares.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

The undersigned requests that the certificates for such shares be issued in the name of, and be delivered to ______________________, whose address is ________________________.

Dated:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address

[To be signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ____________________________ the right represented by the within Warrant to purchase __________________ shares of Common Stock of Wellman, Inc. to which the within Warrant relates, and appoints ____________________ attorney to transfer said right on the books of Wellman, Inc, with full power of substitution in the premises.

Dated:

____________________________

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address

In the presence of: